Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-117370, No. 333-134871, No. 333-136493, No. 333-164083, No. 333-171630, No. 333-197648, and No. 333-239776) of NOVAGOLD RESOURCES INC. of our report dated January 25, 2023 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

We also hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-117370, No. 333-134871, No. 333-136493, No. 333-164083, No. 333-171630, No. 333-197648, and No. 333-239776) of NOVAGOLD RESOURCES INC. of our report dated January 17, 2023 relating to the financial statements of Donlin Gold LLC, which appears in this Form 10-K.

/s/PricewaterhouseCoopers LLP

Chartered Professional Accountants

Vancouver, Canada
January 25, 2023